EXHIBIT 99.1

Contact:	Marilyn Wortzman 510-262-8721

FOR IMMEDIATE RELEASE

ONYX REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

RICHMOND, CALIF. (May 1, 2003) — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) reported a net loss of $10.7 million, or $0.47 per share for the quarter ended March 31, 2003, compared to a net loss of $9.8 million, or $0.53 per share for the same quarter in 2002. These results reflect higher clinical development expenditures for Onyx’s lead product, BAY 43-9006, an orally active small molecule anticancer compound in codevelopment with Bayer Pharmaceuticals Corporation, partially offset by reduced expenditures in the company’s therapeutic virus program. The expenses also include $0.4 million in restructuring costs related to the quarter’s reduction in force and a one-time $1.0 million milestone due XOMA (US) LLC for successful achievement of virus manufacturing objectives. In January 2003, the company announced that it was reducing staff by 25 percent to conserve capital and to reflect both an increased priority on the development of BAY 43-9006 and a suspension of clinical trials of ONYX-015.

The company indicated that without the one-time restructuring charge of $0.4 million and the milestone payment of $1.0 million in the quarter, the results would show a non-GAAP net loss of $9.2 million as compared to the U.S. GAAP net loss of $10.7 million. Onyx explained that, on a non-GAAP basis, this represents a $4.1 million reduction from the $13.3 million net loss reported for the fourth quarter of 2002 and is consistent with the guidance provided after the January 2003 restructuring. The company also noted that the GAAP net loss of $10.7 million in the current quarter represents a $2.6 million reduction from the net loss in the fourth quarter of 2002.

As of March 31, 2003, the company had cash, cash equivalents and marketable securities of $37.7 million compared to $39.8 million at December 31, 2002. In February 2003, the company raised $10.0 million in a private placement of 2,105,263 shares of its common stock at $4.75 per share, primarily to Deerfield Management Company, Inc.

For the quarter ended March 31, 2003, Onyx reported no revenue as compared to total revenue of $0.8 million for the same quarter a year ago when Onyx still received research funding from Warner-Lambert Company, a subsidiary of Pfizer, Inc, for the now-terminated therapeutic virus collaboration.

Onyx Pharmaceuticals is engaged in the discovery and development of novel cancer therapies and has proprietary technologies that target the molecular basis of cancer. The company is developing small molecule drugs, including BAY 43-9006 in codevelopment with Bayer. In addition, the company’s preclinical portfolio includes proprietary therapeutic viruses and Armed Therapeutic Virus™ products. For more information about Onyx’s pipeline and activities, visit the company’s website at www.onyx-pharm.com.

This press release contains certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from the company’s expectations. In addition to the matters described in this press release, the timeline for clinical activity, results of pending or future clinical trials, dependency on third parties to manufacture its products, and changes in the status of the company’s collaborative relationships, as well as the risk factors listed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, may affect the actual results achieved by the company.

(see attached tables)
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ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002
	(unaudited)	(unaudited)

Total revenue	$—	$830
Operating expenses:
Research and development	9,117	9,749
General and administrative	1,302	1,393
Restructuring and other	442	—

Total operating expenses	10,861	11,142

Loss from operations	(10,861)	(10,312)
Interest income, net	173	344
Other income	—	175

Net loss	$(10,688)	$(9,793)

Basic and diluted net loss per share	$(0.47)	$(0.53)

Shares used in computing basic and diluted net loss per share	22,697	18,552

CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	Dec. 31,
	2003	2002
	(unaudited)	(1)

Assets
Cash, cash equivalents and marketable securities	$37,693	$39,833
Other current assets	1,044	1,351

Total current assets	38,737	41,184
Property and equipment, net	2,603	2,834
Other assets	2,096	2,223

Total assets	$43,436	$46,241

Liabilities and stockholders’ equity
Current liabilities	$10,070	$12,457
Advance from partner	5,000	5,000
Stockholders’ equity	28,366	28,784

Total liabilities and stockholders’ equity	$43,436	$46,241

(1)	Derived from the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2002.